Exhibit 5.1
The Board of Directors of Compagnie Générale de Géophysique
Tour Maine-Montparnasse
33, avenue du Maine
BP 191
75755 Cedex 15 Paris
November 27, 2006
Ladies and Gentlemen:
I am the Vice President, Corporate Legal Affairs of Compagnie Générale de Géophysique, a société anonyme organized under the laws of the Republic of France (“CGG”). In that capacity, I have acted as French counsel to CGG in connection with its registration of up to 9,965,226 ordinary shares, nominal value €2 per share, of CGG (the “Ordinary Shares”), including the Ordinary Shares to be represented by American Depositary Shares of CGG (each, a “CGG ADS”). Each CGG ADS represents one-fifth of one Ordinary Share. The Ordinary Shares are to be issued pursuant to the Agreement and Plan of Merger, dated September 4, 2006, by and among CGG, Volnay Acquisition Co. I and Volnay Acquisition Co. II, Delaware corporations to be formed as wholly owned subsidiaries of CGG, and Veritas DGC Inc. (“Veritas”), a Delaware corporation, (the “Merger Agreement”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In furnishing this opinion, I have examined CGG’s Registration Statement on Form F-4 (File No. 333-138033) (the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2006, and as thereafter amended on November 27, 2006, and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion expressed herein. In this examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making this examination of executed documents, I have assumed that the parties thereto, other than CGG, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of CGG and others and of public officials.
My opinion is based on the following interpretation of French law.
In rendering this opinion, I have noted that the issuance of Ordinary Shares to holders of the outstanding shares of Veritas qualifies as an issuance of shares in an “offer publique d’échange” within the meaning of Article L.225-148 of the French Code de commerce as (i) the result of the transactions contemplated by the Merger Agreement is equivalent to an exchange of shares by CGG with stockholders of Veritas, a corporation listed on a regulated stock exchange in an OECD Member State and subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, through a procedure governed by the Delaware General Corporation Law (the “DGCL”), in which stockholders of Veritas shall approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement by a vote at a stockholders’ meeting in accordance with the DGCL, and (ii) it is equivalent in its disclosure obligations, consequences and timetable to a public exchange offer. I further note that the merger under the Merger Agreement is a transaction different from a “fusion” within the meaning of Article 1844-4 of the French Civil Code and Articles L.236-1 et seq. of the French Code de Commerce in that both CGG and Veritas shall survive the merger.
Based upon and subject to the foregoing, I am of the opinion that when the merger is completed in accordance with the Merger Agreement, the issuance of the Ordinary Shares will be duly authorized, and upon issuance the Ordinary Shares will be validly issued, fully paid and nonassessable.
I do not express any opinion as to the laws of any jurisdiction other than the laws of the Republic of France, and I do not express any opinion as to the effect of any other laws on the opinion expressed herein. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Béatrice Place-Faget

Béatrice Place-Faget

Vice-President, Corporate Legal Affairs

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